Exhibit 21.1
LIST OF SUBSIDIARIES OF STONEPEAK-PLUS INFRASTRUCTURE FUND LP

Entity Name	Jurisdiction
Stonepeak-Plus Infrastructure Fund Lower Fund VI-A LP	Cayman Islands
Stonepeak-Plus Infrastructure Fund Holdco A (CYM) LLC	Cayman Islands